Oritani Financial Corp.
370 Pascack Road
Township of Washington, NJ 07676

October 23, 2017

Via email:

Dear Shareholder:

Re :  Oritani Financial Corporation
Annual Meeting of Stockholders
November 21, 2017

I am writing to you with regard to the upcoming Annual Meeting of Stockholders of Oritani Financial Corporation (ORIT) and the Proxy materials that have been filed with the SEC and are available to you.  As a shareholder of ORIT I ask that you obtain and read the materials that we have provided to stockholders, and that you vote in favor of the Board's recommendations with regard to the Proposals that are to be voted on at the Annual Meeting.

Members of management have a substantial financial interest in ORIT and we believe that our interests are clearly aligned with the stockholders.   As a stockholder of ORIT I am sure that you are aware of the value that we have consistently delivered and I ask that you support the Board's recommendations as to the Proposals to be voted at the Annual Meeting.   If there is a separate group in your company that deals with Proxy Voting Matters, I ask that you share your knowledge of ORIT with them.

If you would like to discuss any issues regarding ORIT with the management of ORIT, please contact me at 201 497 1201 or by email at klynch@oritani.com, or our Executive Vice President-Chief Financial Officer, Jack Fields at 201 497 1203 or email at jFields@oritani.com.

Very Truly Yours,

/s/ Kevin J. Lynch

Kevin J. Lynch
President

KJL/rw